Exhibit 5.1


                                HALE AND DORR LLP
                               Counsellors At Law
                              650 College Road East
                           Princeton, New Jersey 08540



                                      November 13, 2001



CollaGenex Pharmaceuticals, Inc.
41 University Drive
Newtown, Pennsylvania 18940



   Re:      1992 Stock Option Plan, as amended
            1996 Stock Plan
            1996 Non-Employee Director Stock Option Plan, as amended January 1999 Option Agreements
            October 2000 Option Agreements
            February 2001 Option Agreements

Ladies and Gentlemen:

     We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 1,999,000 shares of common stock, $0.01 par value per share (the "Shares"), of CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), issued or issuable under the Company's 1992 Stock Option Plan, as amended, 1996 Stock Plan, 1996 Non-Employee Director Stock Option Plan, as amended, certain January 1999 Option Agreements, certain October 2000 Option Agreements and certain February 2001 Option Agreements (collectively, the "Plans").

     We have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

     We assume that the appropriate action will be taken, prior to the offer and sale of the shares in accordance with the Plans, to register and qualify the shares for sale under all applicable state securities or "blue sky" laws.

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     We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

     Based on the foregoing, we are of the opinion that: (i) the Shares have been duly authorized for issuance; (ii) any Shares previously issued upon the exercise of options granted pursuant to the Plans are validly issued, fully paid and nonassessable; and (iii) the remaining Shares when issued and paid for in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                      Very truly yours,

                                      /s/ Hale and Dorr LLP

                                      HALE AND DORR LLP